EXHIBIT 4.43

Guarantee Contract

China Construction Bank Corporation

Beijing Branch

Guarantee (hereinafter referred to as “Party A”): Beijing Origin Biotechnology Limited

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation

Beijing Shangdi Sub-Branch

In order to ensure the execution of the “Renminbi Capital Loan Contract” (hereinafter referred to as the “Master Contract”, contract no.: No.023 Year 2007 123010 Zi) between Beijing Origin Seed Limited. (hereinafter referred to as the “Master Contract Debtor”) and Party B, Party A agrees to provide guarantee to secure all the lender’s right under the Master Contract. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Mode of Guarantee

The mode of guarantee hereunder is guarantee of joint and several liability provided by Party A.

Party A confirms, where the debtor does not execute the debt as described in the Master Contract, Party B has right to claim Party A bearing the joint and several liability immediately on the scope of the guarantee hereunder, no matter whether the debt is supported by other securities (including but not limited, Guarantee, Mortgage, Pledge, Credit Insurance, SBLC etc.)

Article 2 Scope of Guarantee

The amount of the Principal hereunder is (Say) FORTY MILLION YUAN in Renminbi (currency) and interest (including compound interest and penalty interest, damages, compensation, and other costs for the debt (including but not limited, costs of lawsuit, arbitration, travelling, execution, valuation, and auction etc.)

Article 3 Term of Guarantee

The term of Guarantee hereunder shall be commencing from the execution day hereto and ending on 2 years later following the termination of the Master Contract, In case of the renewal of the Debt agreed by Party A, the term of Guarantee hereunder shall be ending on 2 years later following the termination of the renewal agreement.

Article 4 Modification of the Master Contract

Party A confirms, where the conditions of the Master Contract are modified by the agreement between Party B and Debtor, it seems that, Party A has agreed in advance, and Party A’s guarantee liability shall not be reduced or exempted except the following two situations,

(i)	to postpone the term of the Debt

(ii)	to increase the amount of the principal of the Debt

Article 5 Independence of the Contract

The Contract shall be independent of the Master Contract. The invalidation of the Master Contract shall not impact upon the effectiveness of the Contract. Where the Master Contract is seemed to be invalid, Party A shall bear the guarantee of joint and several liability because of the debt of return of property or compensation for losses.

Article 6 Capacity of Guarantee

During the valid term of the Guarantee, in case that Party A loses the capacity of guarantee, or commits merger, acquisition, reform with the stock system, contracting, lease, asset transfer, association, investment, application for suspending business for internal rectification, application for dissolution or bankruptcy and among other circumstances, Party A shall inform Party B in writing beforehand, the New legal institution shall bear the obligations as provided herein; Party A shall provide the new securities, if Party B deems the new legal institution is not competent, and the new security agreement shall be entered into.

During the valid term of the Guarantee, unless Party B agrees in writing beforehand, Party A shall not provide another security for the third party.

Article 7 Accounting Supervision to the Guarantor

During the valid term of the Guarantee, Party B has right to supervise Party A’s Fund and Asset, and Party A shall provide Financial Report for the Supervision.

Article 8 Guarantee liability of early settlement

During the valid term of the Guarantee, where Party B announce the Debt shall be settled ahead of schedule according to the Master Contract, Party B has right to ask Party A to bear the guarantee of joint and several liability within 30 bank business days commencing from the early settlement day, Party A agrees to bear the guarantee of joint and several liability as Party B required.

Article 9 Transfer of payable debt

Party B has right to transfer the payable debt on the scope of the Party A’s Guarantee from the bank account opened at the system of the CCB.

Article 10 Other matters agreed

(i)
During the valid term of the Guarantee, in case that the debtor commits merger, acquisition, reform with the stock system, contracting, lease, asset transfer, association, investment, application for suspending business for internal rectification, application for dissolution or bankruptcy and among other circumstances, Party A’s guarantee liability shall not be reduced or exempted.

(ii)	The Guarantor has obligation to supervise the use of the money.

(iii)
In the event that Party B provides the debtor with foreign exchange loan, Party A agrees to bear the guarantee of joint and several liability as provided in the foreign exchange loan contract, if the loan is settled with foreign currency, Party B shall obtain the consent from Party A, so the loan shall be settled by the sell price conversion based on foreign exchange quote price of the settlement date.

(iv)
The guarantor has realized the risk of interest rate enough, if the float interest rate is took up, the Guarantor agrees to the guarantee of joint and several liability because of the interest rate floating.

(v)	[ blank ]

(vi)	[ blank ]

Article 11 Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(i)	bring a lawsuit at the People’s Court where Party B’s domicile is located; or

(ii)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

In the course of lawsuit or arbitration, the Parties shall continue to perform those provisions in this Contract which are not under dispute.

Article 12 Effectiveness of this Contract

This Contract shall become effective after it is signed by Party A’s legal representative (person in charge) or authorized representative and stamped with its corporate seal and signed by Party B’s person in charge or authorized representative and stamped with its corporate seal.

Article 13 This Contract shall be made in five counterparts.

Article 14 Representations

(i)	Party A is fully aware of Party B’s business scope and scope of authority.

(ii)
Party A has perused each clause in this Contract. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

(iii)	Party A has the right to sign this Contract.

Party A (corporate seal): Beijing Origin Seed Limited.

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL

September 29, 2007

Party B (corporate seal): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Qi Xue

/s/ CORPORATE SEAL

September 29, 2007